Exhibit 10.24

ASCEND RENEWABLE TECHNOLOGIES

Consulting Agreement (Draft)

This Agreement is made effective as of November 09, 2005, by and between Ascend Renewable Technologies, LLC (Ascend) and Trulite. In this Agreement, the party who is contracting to receive services shall be referred to as "Trulite", and the party who will be providing the services shall be referred to as "Ascend". Ascend has a background in Hydrogen Technology development, regulatory guidance and manufacturing and is willing to provide services to Trulite based on this background. Trulite desires to have services provided by Ascend.

Therefore, the parties agree as follows:

1.	DESCRIPTION OF SERVICES. Beginning on November 9, 2005 Ascend will provide the following services (collectively, the "Services"):

a.	Complete assessment of the technology based on the current design.

i.	Design and integration approach

ii.	Product reliability and testing procedures

iii.	Design for manufacturing and assembly

b.	Product Life Testing Assessment.

c.	Product Certification and Regulatory Compliance Strategy

d.	Facilities and Manufacturing Review

e.	Supply Chain Management Strategies

f.	Future technology and integration development.

2.
PERFORMANCE OF SERVICES. Services are to be performed and the specific hours to be worked by Ascend shall be determined by Ascend. Trulite will rely on Ascend to work as many hours as may be reasonably necessary to fulfill Ascend’s obligations under this Agreement.

3.
COMPENSATION. Trulite will pay an hourly fee to Ascend for the Services in the amount of $68.00 per hour with an expected monthly average of 120 hours per month. In addition, Trulite will provide an option grant of 6000 shares of Trulite common stock. The stock option will vest at 1000 shares each month over 6 months, pending Trulite Board approval. Barring Board approval of the accelerated schedule, the stock will vest according to the approved 4 year schedule per the company’s stock option plan.

4.	PAYMENT. Ascend will provide a detailed weekly time sheet and invoice for Services performed, due in thirty days from invoice date

5.
EXPENSE REIMBURSEMENT. Ascend shall be entitled to reimbursement from Trulite for the following "out-of pocket" expenses: project materials and travel expenses as necessary to fulfill Ascend’s obligations under this Agreement.

6.
TERM/TERMINATION. Trulite may terminate this Agreement at any time by providing 30 working days’ written notice to Ascend. Ascend may terminate this Agreement at any time by providing 30 working days’ written notice to Trulite.

7.
RELATIONSHIP OF PARTIES. It is understood by the parties that Ascend is an independent contractor with respect to Trulite, and not an employee of Trulite. Trulite will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Ascend.

Initials: ________ ________

8.
DISCLOSURE. Ascend is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of Trulite. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to a product or product line of Trulite, a manufacturing process of Trulite or any activity that Ascend may be involved on behalf of Trulite.

9.	EMPLOYEES. Ascend’s employees, if any, who perform services for Trulite under this Agreement, shall also be bound by the provisions of this Agreement.

10.
ASSIGNMENT. From time to time Ascend may utilize subcontractors in the fulfillment of its obligations under this Agreement. Trulite understands this and permits Ascend at its discretion to assign or transfer obligations under this Agreement to another person, firm, or corporation as required without the prior written consent of Trulite. Any such entity that performs services for Ascend under this Agreement shall also be bound by the provisions of this Agreement.

11.
INTELLECTUAL PROPERTY. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, "Intellectual Property"): Any inventions or improvements, and any new items of Intellectual Property discovered or developed by Ascend (or Ascend’s employees or subcontractors, if any) relative to Trulite’s products or technology during the term of this Agreement shall be the property of Trulite. Ascend shall sign all documents necessary to perfect the rights of Trulite in such Intellectual Property, including the filing and/or prosecution of any applications for copyrights or patents. Upon request and at the sole expense of Trulite, Ascend will from time to time, during and after the term of this Agreement, make applications upon such Intellectual Property through attorneys and representatives designated by Trulite for Letters Patent in the United States and/or in other countries and shall assign such applications to Trulite. Ascend shall give Trulite’s attorneys and representatives all reasonable assistance in preparing said applications and from time to time, upon request, shall execute all papers and do all things that may reasonably be required to protect the rights of Trulite and vest in Trulite title and all rights to the Intellectual Property and such Letters Patent.

12.
CONFIDENTIALITY. Trulite recognizes that Ascend has and will have the following information: inventions, machinery, products, prices, apparatus, costs, future plans, business affairs, process information, trade secrets, technical information, product design information, copyrights and other proprietary information (collectively, "Information") which are valuable, special and unique assets of Trulite and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Ascend agrees that Ascend will not at any time or in any manner, either directly or indirectly, use any Information for Ascend’s own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Trulite. Ascend will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

Trulite also understands that this consulting agreement is confidential and shall not disclose any part of this agreement to any parties other that Trulite or its subsidiary’s

13.	CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

14.
RETURN OF RECORDS. Upon termination of this Agreement, Ascend shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Ascends possession or under Ascend’s control and that are Trulite's property or relate to Trulite's business.

15.
NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows: IF for Ascend:

Ascend Consulting

President: Ken Pearson

2188 Sleepy Hollow Dr.

Shingle Springs, CA. 95682

IF for Trulite:

Trulite Inc.

14807 South Heritagecrest Way

Bluffdale, UT 84065

Such addresses may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

16.
ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

17.	AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

18.
SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

19.
WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

20.	APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

ACCEPTED AND AGREED:

Party receiving services:

Trulite, Inc.

By: _____/s/ Kevin Shurtleff_______________________________________________

Title______Vice President of Technology___________________________________________

Party providing services:

Ascend Renewable Technologies

By: ________/s/ Ken Pearson____________________________________________

Title_________President________________________________________